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                                                       N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Asset Allocation Fund

                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $26,207,430       $0.24            112,391,272       $13.62


     Class B      $15,042,831       $0.18            85,812,462        $13.50


     Class C      $21,511,145       $0.18            121,577,964       $13.28


     Class I      $1,689,897        $0.26            6,594,054         $13.68


     Class R      $8,604            $0.25            36,512            $13.59